EXHIBIT 99.1

POLICY FOR HANOVER COMPRESSOR COMPANY

Title: Securities Trading
Policy Number: 505

Revision Code:

1.0 INTRODUCTION. In addition to the general prohibition against insider trading as outlined in P.R.I.D.E. IN PERFORMANCE Hanover’s Guide To Ethical Business Conduct, there are also specific restrictions and reporting requirements that apply to certain employees’ securities transactions as outlined in this policy.

2.0 MARKET OPTIONS. No employee may trade in market options (such as puts or calls), warrants, or other derivative instruments of Hanover securities. Options granted to you by the Company are not considered market options.

3.0 SHORT SALES. The Company’s securities must not be sold short. That is, you may not sell Company securities that you do not own (for example, by borrowing the stock from a broker) in anticipation of later purchasing securities to cover the short sale.

4.0 TRADING ON MARGIN. The Company’s securities may not be traded on margin.

5.0 SPECIAL TRADING RULES FOR CONTROL GROUP. The “control group” comprises persons who are designated by management and reported to the Office of the General Counsel to be covered by the special blackout period trading rules. Generally, the “control group” is limited to executive officers, directors and employees whose responsibilities bring them into contact with key financial information. Members of the control group of Hanover may not engage in market transactions involving Hanover securities (including stock and stock options) from the 16th day of the 3rd month of each quarter through the end of the 2nd day following the Company’s public release of its earnings for that quarter.

Members of the control group, as well as all other employees, are always subject to the general prohibition against insider trading, and are requested to contact the Office of the General Counsel prior to engaging in any market transactions involving Hanover securities.

In addition, no director or executive officer of the Company may, directly or indirectly, purchase, sell, or otherwise acquire or transfer any security of the Company during any pension fund blackout period for that security if the director or executive officer acquired this security in connection with his or her service or employment as a director of executive office.

For the purposes of this ban, “pension fund blackout period” means any period of more than three consecutive business days during which the ability of 50% or more of the participants or beneficiaries of an individual account plan maintained by the Company to purchase, sell or otherwise transfer or acquire an interest in the security held in the individual account plan is temporarily suspended by the Company or by the plan’s fiduciary.

The insider trading rules do not prohibit the purchase or sale of mutual funds (where the individual investor has no discretion over the individual investments in the mutual fund or the timing of such investments) and do not prohibit the pre-arranged periodic purchases through employee stock purchase plans (including 401(k) plans). That means that insider trading rules would not prohibit directing all or a portion of your periodic contributions in a 401(k) plan toward the purchase of Hanover stock. Please note, however, that selling stock from within your retirement account or purchasing stock for such account in a 401(k) plan must comply with insider trading rules.

Members of Hanover’s control group may participate in a Rule 10b5-1 pre-approved trading plan as allowed under the Securities Exchange Act of 1934, as amended. These plans allow control group members to trade Hanover securities pursuant to a pre-established plan, even during “blackout periods” or other periods in which they may be aware of material nonpublic information associated with the Company. The following guidelines apply with regard to the approval, administration, and operation of all pre-approved Hanover 10b5-1 plans:

•	All 10b5-1 trading plans must be entered into during a Hanover open “window period” when the control group member is not in the possession of material, nonpublic information.

•	All 10b5-1 trading plans must be entered into with Wachovia Securities, Hanover’s approved broker.

•	All 10b5-1 trading plans must be pre-approved in writing by the Office of the General Counsel and require a 30-day waiting period before trading under such a plan can commence.

•	A participant’s ability to modify a trading plan is limited to no more than two times a year with a 60-day waiting period prior to a modification taking effect.

•	Participants in these plans are discouraged from making any additional trades outside these pre-approved plans.

•	The Company retains the right to suspend all trading in its stock under a pre-approved trading plan with notice to Wachovia Securities.

6.0 REPORTING REQUIREMENTS FOR SENIOR EXECUTIVES. Executive officers and directors are also subject to “short-swing” profit rules and certain disclosure requirements, such as Form 3, 4, and 5 filings under Section 16 of the Securities Exchange Act of 1934. Those officers and directors who are subject to these requirements are requested to follow the procedures established by the Office of the General Counsel to assist in meeting these requirements.

7.0 DESCRIPTION OF CHANGES SINCE LAST PUBLICATION. Not applicable.

8.0 PUBLICATION DATE. January 13, 2005

9.0 QUESTIONS regarding this policy may be referred to Gary M. Wilson, VP General Counsel Sr, Hanover Compressor Company.